Exhibit (3.1)

AMENDMENT TO THE SECOND SENTENCE OF SECTION 3.01 OF ARTICLE III
OF THE BY-LAWS OF NATIONAL RESEARCH CORPORATION
Effective October 26, 2015

(Additions in bold and underscore; deletions in strikethrough)

3.01     General Powers, Classification and Number.   …   The number of directors of the corporation shall be ~~five (5)~~ six (6), divided into three classes, designated as Class I, Class II and Class III; and such classes shall consist of ~~one (1)~~ two (2), two (2) and two (2) directors, respectively. …